Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-265024) of Heart Test Laboratories, Inc. dba HeartSciences (the “Company”) of our audit report dated February 25, 2022, except for Note 12, as to which the date is June 3, 2022, relating to the financial statements of the Company as of and for each of the years ended April 30, 2021 and 2020, appearing in the Prospectus, which is a part of this Registration Statement.

Our report dated February 25, 2022, except for Note 12, as to which the date is June 3, 2022, contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, significant debt due in the near term, and has limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

June 3, 2022